Exhibit 10.10

Xilio Therapeutics, Inc.

RESTRICTED STOCK UNIT AGREEMENT

Granted under 2022 Inducement Stock Incentive Plan

Xilio Therapeutics, Inc. (the “Company”) hereby grants the following restricted stock units to the recipient named below pursuant to the Company’s 2022 Inducement Stock Incentive Plan (as amended through the date hereof, the “Plan”). The terms and conditions attached hereto are also a part hereof and incorporated herein by reference.

Notice of Grant

Name of recipient (the “Participant”):
Grant Date:
Number of restricted stock units (“RSUs”) granted:
Number, if any, of RSUs that vest immediately on the grant date:
RSUs that are subject to vesting schedule:
Vesting Start Date:

Vesting Schedule:

For so long as Participant remains an Eligible Participant (as defined in Section 3 hereof) on the relevant date, the RSUs shall vest as set forth below; [provided that, if a Participant is an Eligible Participant on the date of the Participant’s death or disability (within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended), all RSUs subject to this agreement shall immediately vest in full effective as of the date of such death or disability.]

Number of RSUs	Vest Date

This grant of RSUs satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities. Electronic acceptance of the RSUs pursuant to the Company’s instructions to the Participant (including through an online acceptance process) is acceptable.

Xilio Therapeutics, Inc.	Participant:

By:
Name:	Signature of Participant
Title:

Xilio Therapeutics, Inc.

Restricted Stock Unit Agreement

Granted under 2022 Inducement Stock Incentive Plan

Incorporated Terms and Conditions

1. Award of Restricted Stock Units.

The Company has granted to the Participant, subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (this “Agreement”) and in the Plan, an award with respect to the number of restricted stock units set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”). Each RSU represents the right to receive one share of common stock, $0.0001 par value per share, of the Company (“Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth herein.

The RSUs evidenced by this Agreement were granted to the Participant pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4), as an inducement that is material to the Participant’s employment with the Company.

2. Vesting.

The RSUs shall vest in accordance with the vesting schedule set forth in the Notice of Grant (the “Vesting Schedule”). Any fractional shares resulting from the application of any percentages used in the Vesting Schedule shall be rounded down to the nearest whole number of RSUs. As soon as practicable after the vesting of the RSU, the Company will deliver to the Participant, for each RSU that becomes vested, one share of Common Stock, subject to the payment of any taxes pursuant to Section 7. The Common Stock will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date.

3. Termination of Relationship with the Company.

In the event that the Participant ceases to be an Eligible Participant (as defined below) for any reason, all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to the unvested RSUs or any Common Stock that may have been issuable with respect thereto. The Participant shall be an “Eligible Participant” if he or she is an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive RSUs under the Plan. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any subsidiary is obligated, by or as a result of the Plan or this Agreement, to continue the Participant in a service relationship with the Company or any subsidiary, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any subsidiary to terminate the service relationship of the Participant with the Company or any subsidiary at any time.

4. Transfer Restrictions; Clawback.

(a)The RSUs may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution. The Company shall not be required to treat as the owner of any RSUs or issue any Common Stock to any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

(b)In accepting the RSUs, the Participant agrees to be bound by any clawback policy that the Company has in place or may adopt in the future.

5. Rights as a Stockholder.

The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the RSUs until the issuance of the shares of Common Stock to the Participant following the vesting of the RSUs.

6. Provisions of the Plan.

This Agreement is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this Agreement.

7. Tax Matters.

(a) Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of RSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs. The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, (the “Code”) is available with respect to RSUs.

(b) Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the RSUs. At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock and the Participant is not subject to any restriction on trading activities with respect to the Common Stock pursuant to any Company insider trading or other policy, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Durable Automatic Sale Instruction”) as the means of satisfying such tax obligation. If the Participant does not execute the Durable Automatic Sale Instruction prior to an applicable vesting date, then the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the award then vested, the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

8. Section 409A.

The RSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder (“Section 409A”). The delivery of shares of Common Stock on the vesting of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.

9.Data Privacy Consent.

In order to administer the Plan and this agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to social security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this agreement (the “Relevant Information”). By entering into this agreement, the Participant (a) authorizes the Company (including Relevant Companies on its behalf) to collect, process, register and transfer to the Relevant Companies all Relevant Information; (b) waives any privacy rights the Participant may have with respect to the Relevant Information; (c) authorizes the Relevant Companies to store and transmit such information in electronic form; and (d) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

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Schedule A

Durable Automatic Sale Instruction

This Durable Automatic Sale Instruction is being delivered to Xilio Therapeutics, Inc. (the “Company”) by the undersigned on the date set forth below.

I hereby acknowledge that the Company has granted, or may in the future from time to time grant, to me restricted stock units (“Stock Units”) under the Company’s equity incentive plans as in effect from time to time.

I acknowledge that upon the vesting dates applicable to any such Stock Units, I will have compensation income equal to the fair market value of the shares of the Company’s common stock subject to the Stock Units that vest on such date and that the Company is required to withhold income and employment taxes in respect of that compensation income on the applicable vesting date.

I desire to establish a process to satisfy such withholding obligation in respect of all Stock Units that have been, or may in the future be, granted by the Company to me through an automatic sale of a portion of the shares of the Company’s common stock that would otherwise be issued to me on each applicable vesting date, such portion to be in an amount sufficient to satisfy such withholding obligation, with the proceeds of such sale delivered to the Company in satisfaction of such withholding obligation.

I understand that the Company has arranged for the administration and execution of its equity incentive plans and the sale of securities by plan participants thereunder pursuant to an Internet-based platform administered by a third party (the “Administrator”) and the Administrator’s designated brokerage partner.

Upon any vesting of my Stock Units from and after the date of this Durable Automatic Sale Instruction, I hereby appoint the Administrator (or any successor administrator) to automatically sell such number of shares of the Company’s common stock issuable with respect to my Stock Units that vest as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by me upon the vesting of the Stock Units (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall receive such net proceeds in satisfaction of such tax withholding obligation.

I hereby appoint the Chief Executive Officer, the Chief Financial Officer and the Chief Legal and Administrative Officer, and any of them acting alone and with full power of substitution, to serve as my attorneys in fact to arrange for the sale of shares of common stock in accordance with this Durable Automatic Sale instruction. I agree to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares of common stock pursuant to this Durable Automatic Sale instruction.

By signing below, I hereby represent to the Company that, as of the date hereof, I am not aware of any material nonpublic information about the Company or its common stock and that I am not prohibited from entering into this Durable Automatic Sale instruction by the Company’s insider trading policy or otherwise. I have structured these automatic sale instructions to constitute a “binding contract” relating to the sale of common stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

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Print Name: _____________________

Date: __________________________